Exhibit 99.3

CISCO SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined balance sheet as of January 28, 2006 and the unaudited pro forma combined statements of operations for the year ended July 30, 2005 and the six months ended January 28, 2006 are based on the historical financial statements of Cisco Systems, Inc. (“Cisco”) and Scientific-Atlanta, Inc. (“Scientific-Atlanta”) after giving effect to Cisco’s acquisition of Scientific-Atlanta (the “Acquisition”) using the purchase method of accounting, and Cisco’s issuance of $6.5 billion in aggregate principal amount of senior unsecured notes (the “Borrowings”), the proceeds of which were used to finance the Acquisition and for general corporate purposes. For the purposes of these illustrative pro forma combined financial statements, the entire Borrowings and the related interest expense were included in the pro forma adjustments.

The unaudited pro forma combined balance sheet as of January 28, 2006 is presented as if the Acquisition and the Borrowings occurred on January 28, 2006. The unaudited pro forma combined statements of operations are presented as if the Acquisition and the Borrowings had taken place on August 1, 2004. For additional information, please see the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

Cisco and Scientific-Atlanta had different fiscal year ends. Accordingly, the unaudited pro forma combined balance sheet combines Cisco’s historical consolidated balance sheet as of January 28, 2006 with Scientific-Atlanta’s historical consolidated balance sheet as of December 30, 2005. The unaudited pro forma combined statement of operations for the year ended July 30, 2005 combines Cisco’s historical consolidated statement of operations for the year ended July 30, 2005 with Scientific-Atlanta’s historical consolidated statement of operations for the year ended July 1, 2005. The unaudited pro forma combined statement of operations for the six months ended January 28, 2006 combines Cisco’s historical consolidated statement of operations for the six months ended January 28, 2006 with Scientific-Atlanta’s historical consolidated statement of operations for the six months ended December 30, 2005.

The Acquisition has been accounted for under the purchase method of accounting. Under the purchase method of accounting, the total purchase price presented in the accompanying unaudited pro forma combined financial statements was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Cisco and Scientific-Atlanta been a combined company during the respective periods presented and had the Borrowings been completed at the specified times. The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with Cisco’s historical consolidated financial statements included in its Current Report on Form 8-K filed on February 10, 2006 and in its Form 10-Q for the six months ended January 28, 2006 filed on February 21, 2006, as well as Scientific-Atlanta’s historical consolidated financial statements included in its Form 10-K for the year ended July 1, 2005 filed on August 26, 2005 and its Form 10-Q for the six months ended December 30, 2005 filed on February 8, 2006.

CISCO SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of January 28, 2006

(In millions)

	Historical		Pro Forma
	Cisco	Scientific- Atlanta	Adjustments		Combined
		(Note 5)	(Note 4)
ASSETS
Current assets:

Cash and cash equivalents	$5,151	$585	$(453	) (a)	$5,283
Investments	9,838	1,064	—		10,902
Accounts receivable, net	2,537	271	—		2,808
Inventories	1,345	139	27	(b)	1,511
Deferred tax assets	1,476	32	(12	) (c)	1,496
Prepaid expenses and other current assets	1,264	26	—		1,290

Total current assets	21,611	2,117	(438)		23,290
Property and equipment, net	3,316	207	49	(d)	3,572
Goodwill	5,422	219	3,690	(e)	9,331
Purchased intangible assets, net	510	19	1,930	(f)	2,459
Other assets	2,793	185	(670	) (g)	2,308

	$33,652	$2,747	$4,561		$40,960

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$684	$180	$—		$864
Income taxes payable	1,437	14	15	(h)	1,466
Accrued compensation	1,220	47	—		1,267
Deferred revenue	3,937	20	(10	) (i)	3,947
Other accrued liabilities	2,243	79	17	(j)	2,339

Total current liabilities	9,521	340	22		9,883

Long-term debt, less current maturities	—	6	6,481	(k)	6,487

Deferred revenue	1,163	12	(3	) (i)	1,172

Other long-term liabilities	—	239	136	(l)	375

Total liabilities	10,684	597	6,636		17,917

Minority interest	4	—	—		4

Shareholders’ equity	22,964	2,150	(2,075	) (m)	23,039

	$33,652	$2,747	$4,561		$40,960

See Notes to Unaudited Pro forma Combined Financial Statements.

CISCO SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended July 30, 2005

(In millions, except for per share amounts)

	Historical		Pro Forma
	Cisco	Scientific- Atlanta	Adjustments		Combined
		(Note 5)	(Note 4)
NET SALES:
Product	$20,853	$1,848	$—		$22,701
Service	3,948	63	—		4,011

Total net sales	24,801	1,911	—		26,712

COST OF SALES:

Product	6,758	1,163	134	(n)	8,055
Service	1,372	33	—		1,405

Total cost of sales	8,130	1,196	134		9,460

GROSS MARGIN	16,671	715	(134)		17,252

OPERATING EXPENSES:
Research and development	3,322	164	2	(o)	3,488
Sales and marketing	4,721	112	—		4,833

General and administrative	959	130	2	(o)	1,091

Amortization of purchased intangible assets	227	14	236	(p)	477
In-process research and development	26	—	—		26

Total operating expenses	9,255	420	240		9,915

OPERATING INCOME	7,416	295	(374)		7,337

Interest income, net	552	30	(343	) (q)	239
Other income (expense), net	68	(2)	—		66

Interest and other income, net	620	28	(343)		305

INCOME BEFORE PROVISION FOR INCOME TAXES	8,036	323	(717)		7,642

Provision for income taxes	2,295	112	(276	) (r)	2,131

NET INCOME	$5,741	$211	$(441)		$5,511

Net income per share:
Basic	$0.88	$1.38			$0.85

Diluted	$0.87	$1.36			$0.83

Shares used in per-share calculation:
Basic	6,487	153			6,487

Diluted (Note 6)	6,612	155			6,615

See Notes to Unaudited Pro forma Combined Financial Statements.

CISCO SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended January 28, 2006

(In millions, except for per share amounts)

	Historical		Pro Forma
	Cisco	Scientific- Atlanta	Adjustments		Combined

		(Note 5)	(Note 4)
NET SALES:
Product	$11,028	$926	$—		$11,954
Service	2,150	59	—		2,209

Total net sales	13,178	985	—		14,163

COST OF SALES:
Product	3,525	588	64	(n)	4,177
Service	777	35	—		812

Total cost of sales	4,302	623	64		4,989

GROSS MARGIN	8,876	362	(64)		9,174

OPERATING EXPENSES:

Research and development	1,962	85	1	(o)	2,048
Sales and marketing	2,884	63	—		2,947

General and administrative	560	54	1	(o)	615

Amortization of purchased intangible assets	115	5	108	(p)	228
In-process research and development	2	—	—		2

Total operating expenses	5,523	207	110		5,840

OPERATING INCOME	3,353	155	(174)		3,334

Interest income, net	322	23	(174	) (q)	171
Other income (expense), net	—	(3)	—		(3)

Interest and other income, net	322	20	(174)		168

INCOME BEFORE PROVISION FOR INCOME TAXES	3,675	175	(348)		3,502

Provision for income taxes	1,039	61	(134	) (r)	966

NET INCOME	$2,636	$114	$(214)		$2,536

Net income per share:
Basic	$0.43	$0.74			$0.41

Diluted	$0.42	$0.74			$0.40

Shares used in per-share calculation:
Basic	6,195	154			6,195

Diluted (Note 6)	6,301	155			6,304

See Notes to Unaudited Pro forma Combined Financial Statements.

CISCO SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA

COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRO FORMA PRESENTATION

On February 24, 2006, pursuant to a definitive merger agreement dated November 18, 2005 (the “Merger Agreement”) Cisco acquired Scientific-Atlanta, a global provider of set-top boxes, end-to-end video distribution networks and video system integration. Cisco believes video is emerging as the key strategic application in the service provider bundle of consumer entertainment, communication and online services. Cisco believes the combined entity creates an end-to-end solution for carrier networks and the digital home and delivers large scale video systems to extend Cisco’s commitment to and leadership in the service provider market.

Pursuant to the terms of the Merger Agreement, Cisco paid a cash amount of $43.00 per share for each outstanding share of Scientific-Atlanta common stock, and assumed options to purchase Scientific-Atlanta common stock converted as of the acquisition date into options to purchase 32.1 million shares of Cisco common stock for a total purchase price of $7.1 billion.

The unaudited pro forma combined balance sheet as of January 28, 2006 and the unaudited pro forma combined statements of operations for the year ended July 30, 2005 and for the six months ended January 28, 2006 are based on the historical financial statements of Cisco and Scientific-Atlanta after giving effect to Cisco’s acquisition of Scientific-Atlanta, borrowings totaling $6.5 billion (see Note 3) and the assumptions and adjustments described in the notes herein. No transactions between Cisco and Scientific-Atlanta occurred during the periods presented.

The unaudited pro forma combined balance sheet as of January 28, 2006 is presented as if the Acquisition and the Borrowings occurred on January 28, 2006. The unaudited pro forma combined statements of operations are presented as if the Acquisition and Borrowings had taken place on August 1, 2004.

Cisco and Scientific-Atlanta had different fiscal year ends. Accordingly, the unaudited pro forma combined balance sheet combines Cisco’s historical consolidated balance sheet as of January 28, 2006 with Scientific-Atlanta’s historical consolidated balance sheet as of December 30, 2005. The unaudited pro forma combined statement of operations for the year ended July 30, 2005 combines Cisco’s historical consolidated statement of operations for the year then ended with Scientific-Atlanta’s historical consolidated statement of operations for the year ended July 1, 2005. The unaudited pro forma combined statement of operations for the six months ended January 28, 2006 combines Cisco’s historical consolidated statement of operations for the six months then ended with Scientific-Atlanta’s historical consolidated statement of operations for the six months ended December 30, 2005. Certain reclassification adjustments have been made in the presentation of the Scientific-Atlanta historical amounts to conform to Cisco’s presentation. See Note 5. No pro forma adjustments were made to conform Scientific-Atlanta’s accounting policies to Cisco’s accounting policies, as the impact of policy differences on the unaudited pro forma combined financial statements was not material.

2.	PRELIMINARY PURCHASE PRICE ALLOCATION

The total purchase price of the Acquisition was as follows (in millions):

Amount
Cash	$6,907
Fair value of assumed stock options	163
Acquisition related transaction costs	17

Total purchase price	$7,087

The fair value of the assumed options was determined using a lattice-binomial model. The use of the lattice-binomial model and method of determining the variables was consistent with Cisco’s valuation of stock options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) as described in Cisco’s SEC filings on Form 10-K and Form 10-Q.

Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price was allocated using the information currently available, and Cisco may adjust the preliminary purchase price allocation after obtaining more information regarding, among other things, asset valuations, liabilities assumed, and revisions of preliminary estimates. The purchase price allocation will be finalized in fiscal 2007.

The excess of the purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill. The preliminary allocation of the purchase price is as follows (in millions):

Amount
Net tangible assets	$1,881
Identifiable intangible assets	1,949
In-process research and development	88
Net deferred tax liabilities	(740)
Goodwill	3,909

Total purchase price	$7,087

Net tangible assets were $1.9 billion. The values of work-in-process and finished goods inventories, property and equipment, deferred revenue, and liabilities from defined benefit plans were based on fair values. All other tangible assets acquired and liabilities assumed were valued at their respective carrying amounts which approximate fair value. See further discussion of these purchase accounting adjustments in Note 4.

Intangible assets of $1.9 billion consist primarily of customer relationships, technology and other intangibles. The customer relationships intangible assets of $1.3 billion relate to Scientific-Atlanta’s ability to sell existing, in process and future versions of its products to its existing customers. The following table presents details of the purchased intangible assets acquired as part of the Acquisition (in millions, except years):

Intangible Assets	Estimated Useful Life (in Years)	Amount
Customer relationships	7.0	$1,346
Technology	3.5	546
Other	2.0	57

Total		$1,949

Cisco estimates that $88 million of the purchase price represents in-process research and development (“in-process R&D”) primarily related to projects associated with Scientific-Atlanta’s advanced models of digital set-tops, network software enhancements and upgrades, data products and transmission products which had not yet reached technological feasibility and have no alternative future use. Cisco’s methodology for allocating the purchase price for purchase acquisitions to in-process R&D is determined through established valuation techniques in the high-technology communications equipment industry. Due to its non-recurring nature, the in-process R&D expense has been excluded from the unaudited pro forma combined statements of operations, but it is included as a reduction to shareholders’ equity in the pro forma combined balance sheet.

Net deferred tax liabilities of $740 million include tax effects of fair value adjustments primarily related to intangible assets.

Goodwill of $3.9 billion represents the excess of the purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed from Scientific-Atlanta. Cisco performs a goodwill impairment test on an annual basis and between annual tests in certain circumstances for each reporting unit.

3.	BORROWINGS

On February 22, 2006, Cisco issued senior unsecured notes in an aggregate principal amount of $6.5 billion. Of these notes, $500 million will mature in 2009 and bear interest at an adjustable rate equal to the three-month London InterBank Offered Rate (LIBOR) plus 0.08%, $3 billion will mature in 2011 and bear interest at an annual coupon rate equal to 5.25% and $3 billion will mature in 2016 and bear interest at an annual coupon rate equal to 5.50%. The fixed-rate notes were issued at a discount of approximately $19 million that will be amortized to interest expense over the respective terms of the notes using the effective interest method, resulting in net proceeds of $6.481 billion. Additionally, Cisco recorded approximately $27 million in debt issuance costs and will also be amortized to interest expense over the respective terms of the notes using the effective interest method. These notes were issued to finance the acquisition of Scientific-Atlanta as well as for general corporate purposes. For the purposes of these illustrative pro forma combined financial statements, the entire Borrowings and the related interest expense were included in the pro forma adjustments.

Concurrent with the issuance of the notes, Cisco entered into $6 billion of interest rate swaps designated as fair value hedges of the fixed-rate debt. Under these interest rate swap contracts, Cisco receives fixed-rate interest payments and makes interest payments based on LIBOR. These swaps have terms that match the life of the underlying debt and the effect of these swaps is to convert the fixed-rate interest expense on the notes to a variable LIBOR-based interest rate. The gains and losses related to changes in the fair value of the interest rate swaps offset the changes in fair value of the underlying hedged notes. A 1/8% change in the LIBOR rate would impact interest expense by approximately $8 million on an annual basis.

For purposes of these pro forma combined financial statements, pro forma interest expense for the $6 billion in fixed rate debt was determined using the variable swap interest rate, and included the amortization of the discount and issuance costs. The pro forma interest expense adjustment was determined using the three-month LIBOR of 4.77% as the base rate, the rate in effect at the date of the debt issuance.

4.	PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma combined financial statements have been prepared as if the Acquisition was completed on January 28, 2006 for balance sheet purposes and on August 1, 2004 for statement of operations purposes and reflect the following pro forma adjustments:

(a)	To record adjustments to cash and cash equivalents as follows (in millions):

Amount
Net proceeds from the Borrowings	$6,481
Cash paid for shares of Scientific-Atlanta common stock	(6,907)
Cash paid for debt issuance costs	(27)

Total	$(453)

(b)	To adjust work-in-process and finished goods inventories to their net realizable values.

(c)	To record the deferred tax effects of differences between book and tax bases at the statutory rate of 38.5%.

(d)	To record the difference between the fair value and historical carrying value of Scientific-Atlanta’s property and equipment.

(e)	To eliminate Scientific-Atlanta’s historical goodwill and record the goodwill resulting from the Acquisition as follows (in millions):

Amount
Goodwill resulting from the Acquisition	$3,909
Less: Scientific-Atlanta’s historical goodwill	(219)

Total	$3,690

(f)	To eliminate Scientific-Atlanta’s historical intangible assets and record the fair value of intangible assets acquired as follows (in millions):

Amount
Fair value of acquired intangible assets	$1,949
Less: Scientific-Atlanta’s historical intangible assets	(19)

Total	$1,930

(g)	To adjust other assets as follows (in millions):

Amount
Elimination of Scientific-Atlanta’s capitalized software which was revalued as part of developed technology and is included in intangible assets	$(39)
Reclassification from long-term deferred tax liabilities in order to net against long-term deferred tax assets in similar tax jurisdictions	(668)
To record long-term deferred tax assets	10
Capitalized debt issuance costs	27

Total	$(670)

(h)	To adjust state income taxes payable associated with Cisco’s election to step up income tax basis in the acquired assets.

(i)	To adjust Scientific-Atlanta’s deferred revenue to fair value, representing the legal performance obligations under Scientific-Atlanta’s existing contracts.

(j)	To adjust other accrued liabilities for acquisition related costs.

(k)	To record the issuance of the $6.5 billion in unsecured notes as follows (in millions):

Amount
Gross proceeds from the Borrowings	$6,500
Less: discount	(19)

Total	$6,481

See Note 3 for additional details on the Borrowings.

(l)	To adjust other long-term liabilities as follows (in millions):

Amount
Deferred tax liabilities (1)	$738
Reclassification of deferred tax liabilities in order to net against long-term deferred tax assets in similar tax jurisdictions	(668)
Adjustment to defined benefit plans (2)	66

Total	$136

(1)	To record the deferred tax liability related primarily to amortizable intangible assets at the statutory rate of 38.5%.

(2)	Scientific-Atlanta has a defined benefit pension plan covering substantially all of its domestic employees and defined benefit pension plans covering certain international employees (collectively, “the pension plans”), a restoration retirement plan for certain domestic employees (“restoration plan”), supplemental executive retirement plans for certain key officers, retired executives, and non-employee directors (“SERPs”), and subsidized health care and life insurance benefits for eligible retirees. The fair value of the liabilities of these plans was determined at the February 24, 2006 measurement date and includes the recognition of all amounts previously unrecognized for net gains and losses and prior service costs. The fair value determination of the liabilities reflects Cisco’s intent to integrate the Scientific-Atlanta employee benefit programs with those of Cisco. As a result, no additional benefits will be accrued under the pension plans, the restoration plan, and the SERPs after February 2008.

(m)	To adjust shareholders’ equity as follows (in millions):

Amount
Eliminate Scientific-Atlanta’s historical stockholders’ equity	$(2,150)
Fair value of Scientific-Atlanta stock options assumed	163
Write-off of in-process R&D	(88)

Total	$(2,075)

(n)	To adjust cost of sales as follows (in millions):

	Year ended July 30, 2005	Six months ended January 28, 2006
Eliminate Scientific-Atlanta’s historical amortization of intangible assets	$(12)	$(9)
Amortization of purchased intangible assets	144	72
Additional depreciation expense as a result of the adjustment of property and equipment to fair value	2	1

Total	$134	$64

(o)	To record additional depreciation expense on property and equipment as a result of the adjustment to fair value.

(p)	To record amortization of the acquired intangible assets and to eliminate the historical amortization from Scientific-Atlanta as follows (in millions):

	Year ended July 30, 2005	Six months ended January 28, 2006
Eliminate Scientific-Atlanta’s historical amortization of intangible assets	$(14)	$(5)
Amortization of purchased intangible assets	250	113

Total	$236	$108

(q)	To adjust interest income, net as follows (in millions):

	Year ended July 30, 2005	Six months ended January 28, 2006
Interest income (1)	$(12)	$(8)
Interest expense (2)	(331)	(166)

Total	$(343)	$(174)

(1)	The decrease in interest income was determined by applying the average rate of return for the respective periods to the assumed net decrease in Cisco’s cash balance of $453 million used to fund the Acquisition.

(2)	The increase in interest expense reflects the interest expense associated with the Borrowings. See further discussion of the assumptions used to calculate the pro forma interest expense adjustment in Note 3.

(r)	To adjust the tax provision to reflect the effect of the pro forma adjustments at the statutory tax rate of 38.5%.

5.	RECLASSIFICATIONS

The following reclassifications have been made in the presentation of Scientific-Atlanta’s historical financial statements to conform to Cisco’s presentation:

•	Accrued liabilities of $47 million as of December 30, 2005 was reclassified to accrued compensation.

•	Current maturities of long-term debt of $1 million as of December 30, 2005 was reclassified to other accrued liabilities.

•	Total sales of $1.911 billion for the year ended July 1, 2005 was reported as product net sales of $1.848 billion and service net sales of $63 million. Total sales of $985 million for the six months ended December 30, 2005 was reported as product net sales of $926 million and service net sales of $59 million.

•	Total cost of sales of $1.196 billion for the year ended July 1, 2005 was reported as product cost of sales of $1.163 billion and service cost of sales of $33 million. Total cost of sales of $623 million for the six months ended December 30, 2005 was reported as product cost of sales of $588 million and service cost of sales of $35 million.

•	Sales and administrative expense of $203 million for the year ended July 1, 2005 was reclassified to sales and marketing expenses of $112 million, general and administrative expenses of $77 million and amortization of purchased intangible assets of $14 million. Sales and administrative expense of $121 million for the six months ended December 30, 2005 was reclassified to sales and marketing expenses of $63 million, general and administrative expenses of $53 million, and amortization of purchased intangible assets of $5 million.

•	Settlement expenses of $53 million for the year ended July 1, 2005 was reclassified to general and administrative expenses.

•	Restructuring expenses of $1 million for the six months ended December 30, 2005 was reclassified to general and administrative expenses.

6.	PRO FORMA COMBINED NET INCOME PER SHARE

Diluted shares outstanding include the dilutive effect of in-the-money options which is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that Cisco has not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares. The pro forma diluted shares outstanding increased by 3 million for each of the respective periods.